Exhibit 10.8
(***Portions of this exhibit have been redacted in compliance with Regulation S-K Item 601(b)(10). The omitted information is not material and is the type of information that the Company customarily and actually treats as private and confidential.)

2022 Executive Bonus Plan

Overview
This 2022 Executive Bonus Plan (“Plan”) specifies the terms and conditions under which eligible executive employees of PubMatic, Inc. and/or its subsidiaries (“Company” or “PubMatic”) may receive bonuses from the Company and how the Plan will be administered. This Plan states how bonuses are calculated, but it does not change your target bonus. Please read this entire document carefully, as important aspects of the Plan and your potential bonus are detailed in this document.

This Plan is for the plan year January 1, 2022 through December 31, 2022 (the “Plan Period”). The Company reserves the right to modify, extend, withdraw or terminate this Plan, prospectively, at any time.

Purpose of Plan
The purpose of the Plan is to reward executive employees for achieving defined objectives and financial targets, to help the Company achieve its overall goals, and to retain high-performing employees.

Plan Objectives
The primary objective of the Plan is to promote business success by:

•Creating a uniform plan for executives that is consistent with the market.
•Incenting executives to focus on Company targets and Individual Action Plans.
•Providing an opportunity to receive a bonus beyond current bonus targets, should the Company exceed performance targets.

Participants and Eligibility
An executive employee of the Company is eligible to participate in the Plan if the following eligibility criteria are met:

•You are one of the following executives of the Company: Chief Executive Officer; Chief Innovation Officer; Chief Financial Officer; President, Engineering; Chief Commercial Officer; Chief Growth Officer; Chief Technology Officer; Chief Marketing Officer; General Counsel; SVP, Product Management; SVP, Human Resources, or any other position as determined by the Board of Directors of the Company or a designated committee thereto (the “Board”).
•The executive employee is not an eligible participant under any other bonus plan generally available to employees of PubMatic for the Plan Period; and
•The employee is employed in Good Standing by PubMatic in a regular, full-time position through the Bonus Payment Date, subject to applicable law.

Executive employees who are eligible to participate in the Plan are referred to herein as “Participants.” Each Participant must sign, date, and return a copy of this Plan to the Company before the Participant is eligible to receive any payments or benefits under the Plan, subject to applicable law.

Definitions
1H: The first half of a calendar year, meaning January 1 through June 30.

2H: The second half of a calendar year, meaning July 1 through December 31.

Adjusted Pre-Tax Net Income: Company’s earnings before income taxes and excluding stock-based compensation costs.

Bonus Payment Date: The date occurring after the close of the annual review process as approved by the Board, which date shall be the next scheduled payroll on or after March 15, 2023.

Bonus Pool: The total aggregate target bonus amount of all eligible Participants under this Plan as of the end of each half year. For an eligible Participant who works for less than entire half year, such Participant’s target bonus amount will be prorated based on the number of days worked during the Plan Period divided by the number of days in the half year.

Good Standing: This means that you have neither received any written warnings for misconduct, nor been placed on a performance improvement plan during the Plan Period.

Revenue (GAAP): The actual revenue recognized by the Company, as defined by generally accepted accounting principles (GAAP).

Bonus Target Amount
Please refer to your offer letter, promotion letter, employment contract, or similar documentation (“Employment Agreement”) for your bonus target, or contact Human Resources.

Criteria
A bonus may be paid to a Participant based on factors such as Company performance and continued employment with the Company in Good Standing through the Bonus Payment Date.

Plan Components and Weightings
The Plan consists of:

Financial Metric Component. The financial metric component of a Participant’s bonus will be weighted in the aggregate at 100%, and annual attainment will be measured based on the half-year Company performance targets and weightings specified in in Exhibit A.

Performance Based Adjustments to the Bonus Pool. The Adjusted Pre-Tax Net Income metric will be used to determine the half year adjustment to the Bonus Pool based on the targets specified in Exhibit B. Any adjustments to the Bonus Pool amount will be distributed on a prorated basis to all eligible Participants based on their respective bonus target amounts. This adjustment will occur after the calculation of the preliminary bonus amount detailed in the “Bonus Calculation” section below.

For example, if the Bonus Pool is $600k for 1H and a Participant has a $60,000 target bonus, the Participant’s preliminary bonus amount will be subject to 10.0% of any adjustment, positive or negative, to the Bonus Pool.

For each component of the Plan, a 50% weighting will apply to 1H 2022 and a 50% weighting will apply to 2H 2022.

Minimum Achievement
In order for any bonus payout to be earned for the year, the Financial Metric Component in the aggregate for the year must equal or exceed 80% of the target specified in Exhibit A hereto, prior to applying any multipliers.
Multipliers
Multipliers will be applied to achievement on financial metrics based on Company performance for each half-year.
The resulting percentage achievement, as applicable, will factor into the Participant’s bonus payout for the year per the table below.
Multipliers are calculated using the square method: multiplying the achievement against itself to come up with the final achievement. For example, an achievement of 110% would yield an achievement used for end of year calculation of 121% (110% x 110%= 121%).

Multiplier Table Example

Achievement in Aggregate	Multiplier	Final Achievement Result
80%	80%	64.0%
94%	94%	88.4%
95%	95%	90.3%
100%	100%	100.0%
110%	110%	121.0%
134%	134%	179.6%
185%	185%	342.3%

Bonus Calculation
The bonus calculation for each year is a two-step process. Bonus calculations are prorated for days worked in the Plan Period, subject to applicable law.
Steps
1.The financial metrics are calculated. If the weighted average is over the minimum achievement of 80% specified above, multipliers will be applied to the financial metric, which will be used to calculate the preliminary bonus amount.
2.For every $1 above the Adjusted Pre-Tax Net Income target specified in Exhibit B hereto, [***] cents will be added to the Bonus Pool for 1H. For every $1 below the Adjusted Pre-Tax Net Income Target, [***] cents will be removed from the Bonus Pool for 1H (this amount will be revised as part of the 2H planning process). Any adjustments to the Bonus Pool will be applied on a prorated basis to the preliminary bonus amount and a final bonus amount will be calculated.
Bonus calculation for each Participant, including any Bonus Pool adjustment, for each half is capped at 250% of the Participant’s target bonus. Bonus payouts are then prorated based on the number of days worked during the Plan Period divided by the number of days in Plan Period.

Bonus Calculation Example	[***]
Company-Approved Leaves of Absence
If a Participant goes on a Company-approved leave of absence in excess of thirty (30) days, the Company may revise the Participant’s targets on a pro-rated basis from thirty (30) days following the last day of work prior to leave and the first day of work upon return from leave. Bonuses for a Plan Period during which a Participant is on a Company-approved leave of absence will be prorated and will not accrue after thirty (30) days while the Participant is on leave, subject to applicable law.

Standards of Conduct
Any violation of the Company’s policies, including PubMatic’s Code of Business Conduct and Ethics and/or Anti-Bribery Policy, may result in a negative penalty on eligibility to accrue and/or receive bonuses under this Plan, and may subject the Participant to disciplinary action, up to and including termination of employment.

By signing below, Participant agrees to abide by any and all Company policies in effect during the Plan Year.

Participants Who Become Ineligible or Who Are Terminated
If a Participant becomes ineligible to participate in the Plan because the Participant is transferred into a Company position that is not eligible to participate in this Plan, the Participant’s targets under this Plan will be pro-rated according to the last day of work under this Plan immediately prior to the transfer.

If a Participant becomes ineligible to participate in the Plan because the Participant’s employment with the Company terminates for any reason or the Participant is under notice of employment termination (whether given or received) prior to the applicable Bonus Payment Date (i.e., by voluntary resignation, involuntary termination, or death or otherwise), the Participant’s eligibility to earn any future bonus under this Plan shall cease on the Participant’s final day of employment, except to the extent prohibited by applicable law. To be clear, for a Participant to earn any bonus under this Plan, the Participant must be employed on the Bonus Payment Date, except as prohibited by law.

Overpayment of Bonuses
By signing the Plan, the Participant agrees to promptly repay the Company for any bonus overpayment made to the Participant (e.g., due to miscalculation, payroll errors), and agrees to authorize the Company to make deductions from the Participant’s earned wages and/or future bonus payments under the Plan, to recover any overpayments. In the event the Participant and the Company cannot agree on repayment terms, the Company reserves all its legal rights, including its right to initiate legal action to recover the overpayment and/or to deduct the overpayment from the Participant’s earned wages (including the Participant’s final paycheck) in accordance with applicable laws.

Company’s Rights
The Company reserves the right to accept and reject customers and proposed agreements with customers, to set and modify prices and discounts, and to otherwise make all decisions with respect to the Company’s business. No bonuses will be earned for any contracts not approved by, or otherwise rejected by, the Company for any reason.

Plan Administration
This Plan is authorized and administered by the Board, who has sole authority to interpret the Plan and to make or nullify any provision or procedure, as deemed necessary, for proper administration of the Plan, or a designed committee of the Board. Unless otherwise prohibited by law, any determination by the Board or its designated committee regarding the Plan or any of its provisions or procedures shall be final and binding as to all affected Participants.

Plan Changes or Discontinuance
Except as limited by applicable law, the Company reserves the right to modify, discontinue, or otherwise change the Plan or any of its provisions at any time for any reason, including, without limitation, the right to modify or change a Participant’s weightings, targets/metrics, achievement criteria (including thresholds or caps for specific target achievement) or bonus payments to account, among other things, for Company financial performance, change in market conditions, client circumstances that are outside of Participant control, non-recurring charges, make goods or other financial factors, as well as a Participant’s performance or failure to comply with the Company’s policies or procedures. Any such modification, discontinuance or change shall be made in a written document and provided to the affected Participant or Participants.

At-Will Employment
If Participant is an at-will employee, nothing in this Plan alters or modifies the at-will nature of a Participant’s employment with the Company, and the Participant and the Company have the right to terminate the at-will employment relationship at any time, with or without notice or cause, except as limited by applicable laws or the Participant’s Employment Agreement.

Governing Law
This Plan and all agreements hereunder, including any attachments, schedules, exhibits, and subsequent modifications to the Plan, shall be governed by and construed in accordance with the laws of the State of California, USA without giving effect to that body of laws pertaining to conflict of laws.

Signature
By signing below, you acknowledge that you have carefully read this document and understand its terms. Additionally, you agree that this document contains the entire agreement between you and the Company regarding your participation in a Company bonus plan for the Plan Period, and supersedes any and all other bonus plans or agreements or arrangements you have or may have had with the Company, including any such Company bonus plan covering the Company’s immediately prior fiscal year. To be clear, if you do not sign and return this Plan to the Company, you shall not be eligible to continue to receive bonus payments with regard to the Plan Period under the terms of any such prior bonus plans to which you have been subject.

If you are signing this document by electronic signature such as Adobe Sign: (i) you agree, and it is your intent, to sign this document and affirmation by electronic signature such as Adobe Sign and by electronically submitting this document to the Company; (ii) you understand that your signing and submitting this record/document in this fashion is the legal equivalent of having placed your handwritten signature on the submitted record/document and this affirmation; and (iii) you understand and agree that by electronically signing and submitting this record/document in this fashion, you are affirming to the truth of the information contained therein.

Participant:

By: ___________________________________________________________

Name: _________________________

Date: ____________________________________________

PubMatic:

_______________________________
Rajeev Goel, Co-Founder & CEO

Exhibit A-- 2022 Company Performance Metric Targets

(***Portions of this exhibit have been redacted in compliance with Regulation S-K Item 601(b)(10). The omitted information is not material and is the type of information that the Company customarily and actually treats as private and confidential.)

Metric	Weight	1H 2022 Target	2H 2022 Target
Revenue (GAAP)	100%	[***]	[***]

Exhibit B – FY 2022 Adjusted Pre-Tax Net Income Achievement

(***Portions of this exhibit have been redacted in compliance with Regulation S-K Item 601(b)(10). The omitted information is not material and is the type of information that the Company customarily and actually treats as private and confidential.)

Metric	1H 2022 Target	2H 2022 Target
Adjusted Pre-Tax Net Income	[***]	[***]